Exhibit 99.1

SUMMIT PROPERTIES ANNOUNCES THIRD QUARTER RESULTS
Year-Over-Year and Sequential Same-Property Revenues Up

October 24, 2003 - Summit Properties Inc. (NYSE:SMT), reported a net loss for the quarter ended September 30, 2003 of $3,956,000, or $0.15 per share, compared to net income of $23,848,000, or $0.86 per share, for the third quarter of 2002 . The Company’s third quarter 2003 results include a gain from asset sales of $2,119,000, or $0.08 per share, compared to a gain from asset sales of $22,323,000, or $0.81 per share, for the third quarter of 2002.

The Company’s third quarter 2003 results also include four charges not experienced during the same period in 2002:
  A charge of $827,000, or $0.03 per share, related to unamortized financing costs was taken when the Company terminated its unsecured line of credit;
  A charge of $2,963,000, or $0.11 per share, related to the excess of the redemption amount over the carrying amount was taken when Summit Properties  Partnership, L.P. (the "Operating Partnership") redeemed all 3.4 million 8.95% Series B Cumulative Redeemable Perpetual Preferred Units ("Preferred Units");
  A charge of $2,510,000, or $0.09 per share, for a loss from the early extinguishment of debt associated with an asset sale, was taken; and
  A non-cash cumulative effect adjustment of $2,195,000 (net of minority interest), or $0.08 per share, was charged relating to the adjustment to fair value of the outside minority interest in a consolidated joint venture when the provisions of Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS 150") were adopted based on current interpretations of such guidance.
Funds from Operations ("FFO") for the quarter ended September 30, 2003 were $8,389,000, or $0.27 per share, compared to $14,817,000, or $0.48 per share, for the quarter ended September 30, 2002 . Excluding the previously described charges related to the termination of the Company’s unsecured credit facility and the redemption of the Preferred Units, FFO for the quarter ended September 30, 2003 was $12,179,000, or $0.40 per share. FFO, which is the primary earnings measure of the REIT industry, has been calculated as set forth in the attachments. A reconciliation of net income to FFO on a historical and prospective basis is also provided in the attachments.

Property revenue from same-property communities increased 0.4 percent during the third quarter of 2003 and property operating expenses increased 0.7 percent, leading to a 0.2 percent increase in property operating income over the same period in 2002. Average physical occupancy at same-property communities increased to 94.8 percent during the third quarter of 2003 from 91.8 percent in the same period in 2002. Average rent per occupied apartment home at same-property communities decreased to $884 in the third quarter of 2003 from $923 during the same period in 2002, a 4.2 percent decrease. A reconciliation of net income to property operating income is provided in the attachments.

"We had a terrific quarter on many fronts," said Steve LeBlanc, Summit’s President and Chief Executive Officer. "From an operating perspective, we achieved year-over-year same-property revenue growth for the first time since early 2001. We also stabilized four new communities during the quarter and one subsequent to quarter-end representing a total investment of $230 million. From a capital markets perspective, we replaced preferred equity with common, improving our already strong balance sheet."

"Looking forward, I believe the worst may be behind us. Permit issuance in our markets is down 15 percent from its peak while job growth is accelerating. Our markets have created almost 100,000 new jobs over the last twelve months. The entire country lost 500,000 jobs during the same period. As anticipated, our markets are leading the country out of this recession."

Net income for the first nine months of 2003 was $4,139,000, or $0.15 per share, compared to $42,985,000, or $1.56 per share, for the first nine months of 2002 . The Company’s nine-month 2003 net income results include:
  Gains on asset sales of $8,377,000, or $0.31 per share;
  A charge of $827,000, or $0.03 per share, related to the previously described termination of the Company’s unsecured credit facility;
  A charge of $2,963,000, or $0.11 per share, related to the previously described redemption of Preferred Units;
  A charge of $4,018,000, or $0.15 per share, for losses from the early extinguishment of debt associated with asset sales; and
  A non-cash cumulative effect adjustment of $2,195,000 (net of minority interest), or $0.08 per share, related to the previously described adoption of SFAS 150.

The Company’s nine-month 2002 net income results include gains on asset sales of $31,953,000, or $1.16 per share.

FFO for the nine months ended September 30, 2003 was $33,014,000, or $1.08 per share, compared to $46,877,000, or $1.51 per share, for the nine months ended September 30, 2002. Excluding the previously described charges related to the termination of the Company’s unsecured credit facility and redemption of the Preferred Units, FFO for the nine months ended September 30, 2003 was $36,804,000, or $1.20 per share.
During the first nine months of 2003, property revenue from same-property communities decreased 3.5 percent while property operating expenses increased 2.7 percent, leading to a 6.4 percent decrease in property operating income compared to the first nine months of 2002. Average physical occupancy at same-property communities increased to 94.5 percent during the first nine months of 2003 from 92.9 percent in the same period in 2002. Average rent per occupied apartment home at same-property communities decreased to $892 in the first nine months of 2003 from $941 during the same period in 2002, a 5.1 percent decrease.

Discontinued operations for the third quarter of 2003 included eight communities, one of which was sold during the first quarter of 2003, one of which was sold during the second quarter of 2003, one of which was sold during the third quarter of 2003, one of which was sold subsequent to the end of the third quarter of 2003, and four communities that are being actively marketed for sale.

The community formerly known as Summit Camino Real, located in Dallas, Texas, was sold during the third quarter of 2003. This community includes 712 apartment homes and was sold for $46.3 million, or approximately $65,000 per apartment home. The sales price translates into a capitalization rate of 6.2 percent based upon anticipated forward-looking twelve-month property operating income, which is calculated after capital expenditures.

The community formerly known as Summit Buena Vista, located in Dallas, Texas, was sold subsequent to the end of the third quarter. This community includes 467 apartment homes and was sold for $36.4 million, or approximately $78,000 per apartment home. This sales price translates into a capitalization rate of 6.7 percent based upon anticipated forward-looking twelve-month property operating income, which is calculated after capital expenditures.

The sale of these two Dallas communities continues the Company’s previously announced strategic exit from the Texas markets. Four additional Texas communities, Summit Belcourt and Summit San Raphael, located in Dallas, and Summit Arboretum and Summit Las Palmas, located in Austin, are under contract or letter of intent and considered held for sale. The Company remains on plan to sell over $200 million in communities during 2003, of which $120 million is already closed.

As of September 30, 2003, the Company had three communities in lease-up. Summit Stockbridge, in Atlanta, Georgia, was 88.5 percent leased at the end of the quarter. Summit Silo Creek, in Washington, D.C., was 16.2 percent leased at the end of the quarter. Summit Brookwood, in Atlanta, Georgia was 95.5 percent leased at the end of the quarter and achieved occupancy stabilization subsequent to quarter end. Summit Brookwood is a luxury mid-rise apartment community located in the exclusive Buckhead neighborhood. Summit Brookwood features 359 apartment homes, structured parking, luxury amenities and convenient access to Midtown and Downtown Atlanta.

Four communities achieved stabilization during the third quarter of 2003. Summit Grand Parc, in Washington, D.C., was 96.2 percent occupied at the end of the quarter. Summit Roosevelt, in Washington, D.C., was 97.0 percent occupied at the end of the quarter. Summit Valleybrook, in Philadelphia, Pennsylvania, was 93.8 percent occupied at the end of the quarter. Summit Brickell, in Miami, Florida, was 96.0 percent occupied at the end of the quarter.

During the third quarter, the Company obtained a secured credit facility. The new facility, which is secured by nine communities, has a commitment of $200 million, a five-year maturity, and pricing of 58 to 91 basis points over the Freddie Mac Reference Bills security. The new secured facility replaced the Company’s unsecured facility that would have matured in September 2004. The Company anticipates its new credit facility will generate savings of approximately $750,000 annually in interest costs and fees compared to its previous credit facility.

During the third quarter, the Operating Partnership redeemed all 3.4 million Preferred Units. The redemption was priced at $25.20 per unit plus all unpaid distributions through the redemption date of September 18, 2003.

During the third quarter, the Company sold 2.3 million shares of its common stock at a price of $21.81 per share, a 1.76 percent discount to the prior day’s closing share price. Net proceeds from the sale were approximately $50.1 million and will be used for general corporate purposes, including the redemption of preferred units, acquisition and development opportunities, and debt reduction.

During the third quarter, the Company purchased its joint venture partner’s 70.22% interest in SZF, LLC for $10.0 million. The Company now owns 100% of this entity and is consolidating its operations into the Company’s financial statements. SZF, LLC owns substantially all of the interest in Coral Way, LLC, a limited liability company that is developing a high-rise apartment community in Miami, Florida known as Summit Brickell View.

The Company’s current 2003 net income guidance is between $0.58 and $0.76 per share. Subsequent to the Company’s previous earnings guidance, the SEC provided clarification to Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." This clarification changed previous practice concerning the accounting for redemption of preferred units. As a result of the SEC’s clarification, the Company recorded a charge to third quarter 2003 FFO relating to the previously described redemption of the Preferred Units of $0.10 per share. If not for this charge, as well as the $0.03 per share charge related to the termination of the Company’s unsecured credit facility, the Company’s 2003 FFO guidance would have remained unchanged between $1.64 and $1.82 per share. After these charges, the Company’s current 2003 FFO guidance is between $1.51 and $1.69 per share.

Summit will conduct a conference call today at 11:00 a.m. EDT to discuss its financial results, business highlights and outlook. In addition, the Company may answer questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

The Company produces a quarterly earnings release supplement that provides more detailed information on the operating results and activities of the Company. This supplement, as well as any additional financial and statistical information presented on the conference call, is available on the investor relations page of the Company’s website. To access the investor relations page, please begin with the Company’s home page at http://www.summitproperties.com , select the "About Summit" tab, and then select the "Investor Relations" tab.

The number for the conference call is (913) 981-5507 , reservation code 239038 . A live webcast of the conference call will also be available on the investor relations page of the Company’s website. A replay of the call by telephone will be available for five days following the call at (719) 457-0820, reservation code 239038 . A replay of the call by webcast will be available for an extended period of time on the investor relations page of the Company’s website.

Summit Properties Inc. is a real estate investment trust that focuses on the operation, development, and acquisition of luxury apartment communities. As of September 30, 2003, the Company owned or held an ownership interest in 54 communities comprised of 16,336 apartment homes with an additional 1,199 apartment homes under construction in four new communities. For additional information, contact the Company at (704) 334-3000, email the Company at email@summitproperties.com, or visit the Company’s website at http://www.summitproperties.com .
# # #

Contact:  Steven R. LeBlanc, President and CEO
Michael L. Schwarz, Executive Vice President and COO
Gregg D. Adzema, Executive Vice President and CFO

NOTE: This release , including its supplement , contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are predictions of, or indicate future events and trends and which do not relate solely to historical matters, including information concerning the Company’s future net income, FFO estimates, anticipated investment costs, anticipated construction completion and stabilization dates, expected market conditions and fundamentals, anticipated savings from the new credit facility, the Company’s strategy to exit its Texas markets, and other forecasts, are forward-looking statements. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Factors that impact the Company’s ability to meet these forward-looking statements include, but are not limited to: national economic conditions and economic conditions in the Company’s markets; changes in job growth, household formation and population growth; changes in interest rates; uncertainties associated with the Company’s current real estate development, including actual costs exceeding the Company’s budgets and construction delays; the failure to sell properties on favorable terms, in a timely manner or at all, including the Company’s properties in its Texas markets; the failure to locate favorable investment opportunities in the Company’s markets; the impact of competition; the failure to obtain financing on favorable terms, in a timely manner, or at all; the effects of the Company’s accounting policies; and other factors discussed periodically in the Company’s reports filed with the Securities and Exchange Commission. The Company expressly disclaims any responsibility to update forward-looking statements.

						Exhibit 99.1

STATEMENTS OF EARNINGS (UNAUDITED)	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30,			September 30,

	2003	2002	% Change	2003	2002	% Change

Revenues:
Property revenues:
Rental	$33,730	$29,488	14.4%	$96,386	$89,732	7.4%
Other	2,604	2,126	22.5%	7,035	6,606	6.5%

Total property revenues	36,334	31,614	14.9%	103,421	96,338	7.4%

Management fees - third party communities	145	164	-11.6%	471	627	-24.9%
Interest and other	562	655	-14.2%	2,263	1,823	24.1%
Gain (loss) and interest income on compensation plans	283	(156)	-281.4%	521	69	655.1%

Total revenues	37,324	32,277	15.6%	106,676	98,857	7.9%

Expenses:
Property operating	12,827	10,615	20.8%	35,434	30,642	15.6%
General and administrative	1,747	991	76.3%	5,232	4,077	28.3%
Management Company- owned communities	1,207	912	32.3%	3,885	2,853	36.2%
Management Company- third party communities	148	112	32.1%	475	349	36.1%
Liability adjustment and gain (loss) on compensation plans	283	(156)	-281.4%	521	69	655.1%
Depreciation	9,131	7,697	18.6%	26,397	22,245	18.7%
Interest	7,227	6,771	6.7%	20,176	21,624	-6.7%
Amortization	1,467	321	357.0%	2,399	965	148.6%

Total expenses	34,037	27,263	24.8%	94,519	82,824	14.1%

Income from continuing operations before unconsolidated real estate joint ventures, gain on sale of real estate assets, dividends to preferred
unitholders and minority interest of common unitholders	3,287	5,014	-34.4%	12,157	16,033	-24.2%

Loss on unconsolidated real estate joint ventures	(105)	(76)	38.2%	(269)	(53)	-407.5%

Income from continuing operations before gain on sale of real estate assets,
dividends to preferred unitholders and minority interest of common unitholders	3,182	4,938	-35.6%	11,888	15,980	-25.6%

Gain on sale of real estate assets	-	-	0.0%	-	13,839	-100.0%
Gain on sale of real estate assets - joint ventures	-	5,423	-100.0%	-	5,423	-100.0%
Dividends to preferred unitholders in Operating Partnership	(5,857)	(3,105)	88.6%	(12,066)	(9,315)	29.5%
Minority interest of common unitholders in Operating Partnership	404	(863)	-146.8%	20	(3,075)	-100.7%

Income (loss) from continuing operations	(2,271)	6,393	-135.5%	(158)	22,852	-100.7%

Discontinued operations (1):
Income from discontinued operations (2)	1,071	2,762	-61.2%	2,977	9,914	-70.0%
Gain on disposition of discontinued operations	2,119	16,900	-87.5%	8,377	12,691	-34.0%
Loss from early extinguishment of debt	(2,510)	-	-100.0%	(4,018)	-	-100.0%
Minority interest of common unitholders in Operating Partnership	(170)	(2,207)	92.3%	(844)	(2,472)	-65.9%

Total discontinued operations	510	17,455	-97.1%	6,492	20,133	-67.8%

Income (loss) before cumulative effect of change in accounting principle	(1,761)	23,848	-107.4%	6,334	42,985	-85.3%

Cumulative effect of change in accounting principle, net of minority interest of $286	(2,195)	-	-100.0%	(2,195)	-	-100.0%

Net income (loss)	$(3,956)	$23,848	-116.6%	$4,139	$42,985	-90.4%

FUNDS FROM OPERATIONS (3)
Net income (loss)	$(3,956)	$23,848	-116.6%	$4,139	$42,985	-90.4%
Real estate depreciation	9,800	9,916	-1.2%	29,643	29,376	0.9%
Real estate depreciation from unconsolidated joint ventures	193	306	-36.9%	572	922	-38.0%
Net gain on sale of real estate assets	(2,119)	(16,900)	-87.5%	(8,377)	(26,530)	-68.4%
Net gain on sale of real estate assets - joint ventures	-	(5,423)	-100.0%	-	(5,423)	-100.0%
Loss from early extinguishment of debt	2,510	-	100.0%	4,018	-	100.0%
Minority interest of common unitholders in Operating Partnership	(234)	3,070	-107.6%	824	5,547	-85.1%
Cumulative effect of change in accounting principle, net of minority interest of $286	2,195	-	100.0%	2,195	-	100.0%

Funds from operations	$8,389	$14,817	-43.4%	$33,014	$46,877	-29.6%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	27,000,755	27,496,800	-1.8%	27,033,966	27,318,920	-1.0%

Diluted	27,169,809	27,627,702	-1.7%	27,140,679	27,542,962	-1.5%

WEIGHTED AVERAGE SHARES/UNITS OUTSTANDING
Basic	30,498,918	31,047,380	-1.8%	30,562,828	30,873,231	-1.0%

Diluted	30,667,972	31,178,281	-1.6%	30,669,541	31,097,274	-1.4%

PER SHARE DATA - DILUTED

Income (loss) from continuing operations	$(0.08)	$0.23	-134.8%	$(0.01)	$0.83	-101.2%

Discontinued operations (1)	$0.02	$0.63	-96.8%	$0.24	$0.73	-67.1%

Cumulative change in accounting principle	$(0.08)	$-	-100.0%	$(0.08)	$-	-100.0%

Net income (loss)	$(0.15)	$0.86	-117.4%	$0.15	$1.56	-90.4%

Funds from operations (3)	$0.27	$0.48	-43.8%	$1.08	$1.51	-28.5%

OPERATING STATISTICS	Three Months Ended
(Dollars in thousands)	September 30,			September 30,

	2003	2002	% Change	2003	2002	% Change

Property revenues (continuing and discontinued operations, see (1) and (2)):
Same-property communities	$30,269	$30,155	0.4%	$90,549	$93,810	-3.5%
Stabilized development communities	4,247	4,345	-2.3%	12,861	12,036	6.9%
Acquisition communities	2,061	528	290.3%	4,104	528	677.3%
Communities in lease-up	3,946	712	454.2%	8,506	984	764.4%
Disposition communities	458	6,704	-93.2%	4,385	24,097	-81.8%

Total property revenues	40,981	42,444	-3.4%	120,405	131,455	-8.4%

Property operating expenses (continuing and discontinued operations, see (1) and (2)):
Same-property communities	10,521	10,446	0.7%	30,876	30,056	2.7%
Stabilized development communities	1,581	1,455	8.7%	4,635	4,313	7.5%
Acquisition communities	918	256	258.6%	1,761	256	587.9%
Communities in lease-up	1,537	210	631.9%	3,262	461	607.6%
Disposition communities	223	2,364	-90.6%	1,905	8,286	-77.0%

Total property operating expenses	14,780	14,731	0.3%	42,439	43,372	-2.2%

Property operating income (loss) (continuing and discontinued operations, see (1) and (2)):
Same-property communities	19,748	19,709	0.2%	59,673	63,754	-6.4%
Stabilized development communities	2,666	2,890	-7.8%	8,226	7,723	6.5%
Acquisition communities	1,143	272	320.2%	2,343	272	761.4%
Communities in lease-up	2,409	502	379.9%	5,244	523	-902.7%
Disposition communities	235	4,340	-94.6%	2,480	15,811	-84.3%

Total property operating income	$26,201	$27,713	-5.5%	$77,966	$88,083	-11.5%

RECONCILIATION OF PROPERTY OPERATING INCOME (4)
(Dollars in thousands)
Net income (loss)	$(3,956)	$23,848	-116.6%	$4,139	$42,985	-90.4%
Management fees - third party communities	(145)	(164)	-11.6%	(471)	(627)	-24.9%
Interest and other income	(562)	(655)	-14.2%	(2,263)	(1,823)	24.1%
General and administrative	1,747	991	76.3%	5,232	4,077	28.3%
Management company - owned communities	1,207	912	32.3%	3,885	2,853	36.2%
Management company - third party communities	148	112	32.1%	475	349	36.1%
Depreciation (continuing and discontinued operations)	9,803	10,027	-2.2%	29,973	29,743	0.8%
Interest and amortization (continuing and discontinued operations)	9,645	8,714	10.7%	26,001	27,564	-5.7%
Loss on unconsolidated real estate joint ventures	105	76	38.2%	269	53	407.5%
Dividends to preferred unitholders in Operating Partnership	5,857	3,105	88.6%	12,066	9,315	29.5%
Minority interest of common unitholders in Operating Partnership	(234)	3,070	-107.6%	824	5,547	-85.1%
Gain on sale of real estate assets - continuing operations	-	-	0.0%	-	(13,839)	-100.0%
Net gain on disposition of discontinued operations	(2,119)	(16,900)	-87.5%	(8,377)	(12,691)	-34.0%
Gain on sale of real estate assets - joint ventures	-	(5,423)	-100.0%	-	(5,423)	-100.0%
Loss from early extinguishment of debt	2,510	-	100.0%	4,018	-	100.0%
Cumulative effect of change in accounting principle	2,195	-	100.0%	2,195	-	100.0%

Total property operating income	$26,201	$27,713	-5.5%	$77,966	$88,083	-11.5%

CAPITAL EXPENDITURES (5)
(Dollars in thousands)

Recurring capital expenditures	$2,405	$1,248	92.7%	$4,875	$3,159	54.3%

Non-recurring capital expenditures	$725	$424	71.0%	$1,749	$1,056	65.6%

RECONCILIATION OF FORECASTED FUNDS FROM OPERATIONS PER SHARE (3)

Guidance Range

Low End		High End

Forecasted net income	$0.58	$0.76
Add expected real estate depreciation	1.28	1.28
Add expected loss from early extinguishment of debt related to asset sales	0.39	0.39
Less expected net gain on sale of real estate assets	(0.82)	(0.82)
Cumulative effect of accounting change	0.08	0.08

Forecasted funds from operations	$1.51	$1.69

(1)  We adopted Statement of Financial Accounting Standards (SFAS) No. 144 on January 1, 2002. SFAS No. 144 requires that the operating results of communities held for sale, as well as those sold, be included in discontinued operations in the statements of earnings prospectively from the date of adoption for all periods presented. During the nine months ended September 30, 2003, we sold three communities and as of September 30, 2003, we were actively marketing five communities for sale. Discontinued operations for the three and nine months ended September 30, 2003 includes the eight communities to which reference is made above and also includes seven of the eight communities sold during the year ended December 31, 2003.

(2)  Income from discontinued operations for the three and nine months ended September 30, 2003 consists of the following (in thousands):

	2003	2002	2003	2002

Property revenues	$4,647	$10,831	$16,985	$35,117
Property operating expenses	(1,953)	(4,117)	(7,006)	(12,730)
Depreciation	(672)	(2,330)	(3,576)	(7,498)
Interest and amortization	(951)	(1,622)	(3,426)	(4,975)

Income from discontinued operations	$1,071	$2,762	$2,977	$9,914

(3)  Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), represents net income (loss) excluding gains or losses from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Debt extinguishment costs which are recorded in discontinued operations because they were incurred directly as a result of the sale of a community are not specifically addressed by the NAREIT definition. Because of the limitations of the NAREIT FFO definition, we have made an interpretation in applying the definition to maintain consistent treatment with previous years’ results. We include such debt extinguishment costs as a component of the community’s total gain or loss and, therefore, exclude them in the calculation of FFO. These costs were $4.0 million, or $0.13 FFO per share, for the nine months ended September 30, 2003. We believe that this interpretation is consistent with NAREIT’s definition. Our methodology for computing FFO may differ from the methodologies utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor is it indicative of finds available to fund our cash needs, including our ability to make dividend or distribution payments. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and to make capital expenditures. The denominator for FFO per share is diluted weighted average shares/units outstanding.

(4)  We evaluate community performance based on growth of property operating income, which is defined as rental and other property revenues less property operating expenses. We believe that property operating income is a meaningful measure for an investor’s analysis of community performance as it represents the most consistent, comparable operating performance among our communities. Depreciation is a fixed cost not controllable by our property management staff and not all communities are encumbered by financing instruments. Property operating income does not include any allocation of corporate overhead. You should not consider property operating income as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or as an alternative to cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity. Our calculation of property operating income may differ from the methodology and definition used by other apartment companies, and accordingly, may not be comparable to similarly entitled measures used by other apartment companies. We use capitalization rates based upon forward twelve-month property operating income as a measure of the current market valuation of a property. These capitalization rates should not be considered as a measure of performance.

(5)  Recurring capital expenditures consist primarily of exterior painting, new appliances, vinyl flooring, blinds, tile, wallpaper and carpet. Non-recurring capital expenditures consist primarily of major renovations and upgrades of apartment homes.

SUMMIT PROPERTIES INC.		Exhibit 99.1
CONDENSED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	September 30,	December 31,
ASSETS	2003	2002

Real estate assets	$1,183,672	$1,050,340
Accumulated depreciation	(164,982)	(138,557)

Net operating real estate assets	1,018,690	911,783

Real estate assets - assets held for sale	135,515	220,592
Accumulated depreciation - assets held for sale	(16,432)	(25,362)

Net real estate assets - assets held for sale	119,083	195,230

Communities under construction	189,292	139,263

Net real estate assets	1,327,065	1,246,276

Cash and cash equivalents	4,275	65,517
Other assets	28,969	36,739
Other assets - assets held for sale	393	717

Total assets	$1,360,702	$1,349,249

LIABILITIES AND SHAREHOLDERS' EQUITY
Variable rate tax-exempt mortgages	$10,345	$10,565
Variable rate mortgage	6,900	6,900
Variable rate credit facility	121,500	144,000
Variable rate construction loan	27,272	-

Total variable rate debt	166,017	161,465

Fixed rate mortgages	282,933	190,289
Fixed rate mortgages - assets held for sale	51,039	77,982
Fixed rate senior unsecured debt	267,000	267,000

Total fixed rate debt	600,972	535,271

Total debt before hedge adjustments	766,989	696,736

Fair value adjustment of hedged debt instruments	4,044	5,720

Total debt	771,033	702,456

Other liabilities	63,569	62,810
Other liabilities - assets held for sale	269	473

Total liabilities	834,871	765,739

Minority interest of preferred unitholders	53,544	136,261
Equity including other minority interest	472,287	447,249

Total liabilities and shareholders' equity	$1,360,702	$1,349,249

Total shares and units outstanding at end of the period	32,718,425	30,980,526

ADDITIONAL INFORMATION

Weighted Average Interest Rate
Variable rate tax-exempt mortgages	2.36%	2.90%
Variable rate mortgage	2.94%	3.49%
Variable rate credit facility	1.82%	2.69%
Variable rate unsecured construction loan	3.20%	-

Total variable rate debt	1.98%	2.74%

Fixed rate mortgages	6.20%	7.03%
Fixed rate senior unsecured debt	7.35%	7.35%

Total fixed rate debt	6.71%	7.18%

Total debt	5.81%	6.23%

Weighted Average Maturity (years) (1)
Variable rate tax-exempt mortgages	3.5	4.3
Variable rate mortgage	1.8	2.6

Total variable rate debt	2.8	3.6

Fixed rate mortgages	6.2	5.3
Fixed rate senior unsecured debt	3.1	3.9

Total fixed rate debt	4.8	4.6

Total debt	4.8	4.6

Leverage Statistics
Total debt before hedge adjustments	$766,989	$696,736

Minority interest of preferred unitholders	$53,544	$136,261

Total assets	$1,360,702	$1,349,249
Accumulated depreciation	181,414	163,919

Total undepreciated assets	$1,542,116	$1,513,168

Total debt before hedge adjustments
to total undepreciated assets	50%	46%

Total debt before hedge adjustments and minority
interest of preferred unitholders to total undepreciated assets	53%	55%

(1) Weighted average maturity excludes the credit facility and construction loan.